Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK ANNOUNCES BRANCH RESTRUCTURING

Village Bank (the “Bank”) is excited to announce its expansion into the Scott’s Addition area of Richmond, VA. The new branch will be the Bank’s first in the city of Richmond and is expected to open during the first quarter of 2021, pending final regulatory approval.

The Scott’s Addition branch will be located on the first floor of The Nest apartment building at 3117 W. Marshall St., Richmond, VA 23230. Branch hours will be Monday through Friday from 9am to 5pm. The branch will provide a full suite of personal and business deposits and lending solutions, as well as offering full service residential mortgages through the Bank’s wholly-owned subsidiary, Village Bank Mortgage Corporation.

In conjunction with the opening of the Scott’s Addition branch, the Bank will be closing its Willow Lawn branch, located approximately two miles away at 1650 Willow Lawn Dr. Richmond, VA 23230. The closure of the Willow Lawn branch is also expected to occur during the first quarter of 2021.

“Scott’s Addition and the surrounding area provide excellent access to a vibrant and growing market. We have a great base of current business customers, as well as existing Willow Lawn customers located in the general area. As such, we anticipate minimal disruption with the Willow Lawn closure as the branch is situated between our Forest Office Park branch and the new Scott’s Addition branch,” stated Jay Hendricks, President and Chief Executive Officer of the Bank. “We are excited about these changes, and look forward to the opportunity to bring our exceptional customer service and our promise that ‘You’re a Neighbor, Not a Number’ to the Scott’s Addition market.”

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia, with deposits insured by the Federal Deposit Insurance Corporation. The Bank has nine branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and Chief Financial Officer at 804-897-3900 or dkaloski@villagebank.com.